EXHIBIT 10.32

January 27, 2021

Jennifer L. Minai-Azary
7892 Seven Mile Road
Northville, MI 48167

Re:    Amended and Restated Employment Terms
Dear Jen:
Millendo Therapeutics US, Inc. (the “Company”) desires to amend and restate the terms of your employment in connection with your appointment as Chief Financial Officer of the Company pursuant to the terms of this letter (the “Agreement”). Subject to your execution of this Agreement, effective as of February 1, 2021 (the “Effective Date”) this Agreement amends, restates and supersedes in its entirety your Employment Terms with Millendo Therapeutics US, Inc. effective January 1, 2019 (the “Prior Agreement”).
1.Duties and Responsibilities. As the Chief Financial Officer, you will have the duties and responsibilities set forth in the job description for such position, primary responsibility for the company’s finance, treasury, tax, foreign exchange, forecasting, strategic planning and accounting functions, and such other duties as may be reasonably assigned. It is anticipated that such duties will include your providing services to Millendo Therapeutics, Inc. (the “Parent”) as Parent’s Chief Financial Officer, without further or additional compensation or benefits other than as set forth in this Agreement. You will report to the Company’s Chief Executive Officer (the “CEO”).
2.Location. You will continue to be based out of the Company’s Ann Arbor, Michigan office, subject to business travel as necessary.
3.Compensation.
a.Base Salary. Starting on the Effective Date, your annual base salary rate will be $310,000, less payroll deductions and all required withholdings and subject to review and adjustment by the Company in its sole discretion (“Base Salary”). You will be paid in accordance with the Company’s standard payroll practices, currently semi-monthly. Because your position is classified as exempt, you will not be eligible for overtime premiums.
b.Bonus. You will continue to be eligible to earn an annual performance bonus targeted at 30% (the “Target Amount”) of your then-current base salary (“Annual Bonus”). The Annual Bonus will be based upon the assessment by the Board, or any authorized committee thereof, in its sole discretion, of both your performance and the Company’s performance. The Board, or any authorized committee thereof, may, in its sole discretion, approve an Annual Bonus in an amount in excess of the Target Amount. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Company and the Board (or any authorized committee thereof) will determine whether you have earned the Annual Bonus, and the amount of any Annual Bonus. No amount of the Annual Bonus is guaranteed, and you must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus. Your eligibility for an Annual Bonus is subject to change in the discretion of the Company or the Board (or any authorized committee thereof).
c.Retention Bonus. You are eligible to earn a retention bonus in the amount of $403,000 (the “Retention Bonus”), payable in two equal installments of $201,500 (each, a separate “Retention Bonus Payment”) in accordance with the terms set forth herein. In order to earn the first Retention Bonus Payment (the “First Retention Bonus Payment”) you must: (i) remain employed by the Company on a full-time basis in good standing through June 30, 2021 (the “First Retention Date”); and (ii) execute, return and allow to become effective the Release Agreement attached hereto as Exhibit A (the “Retention Release”) within seven (7) days of the Effective Date (as set forth above). The First Retention Bonus Payment will be advanced to you within seven (7) days of the Effective Date, provided that the Company has received and you have not revoked the signed Retention Release by such date; provided further, however, that if you are terminated by the Company for Cause (as defined below) or resign for any reason other than Good Reason (as defined below) prior to the First Retention Date, you will not have earned the First Retention Bonus Payment previously advanced to you and will be obligated to, and hereby agree to, repay the net, after-tax amount of the First Retention Bonus Payment advanced to you on or before the termination date.  You agree that if you are obligated to repay the First Retention Bonus Payment, the Company may deduct, in accordance with applicable law, amounts you are required to repay to the Company from any payments the Company owes you, including but not limited to any regular payroll amount and any expense payments.  You further agree to pay to the Company, within thirty (30) days of your effective termination date, any remaining unpaid balance of the unearned First Retention Bonus Payment not covered by such deductions. For avoidance of doubt, if you are terminated by the Company without Cause or resign for Good Reason at any time, you will not be obligated to repay any portion of the First Retention Bonus Payment. In order to earn the second Retention Bonus Payment (“Second Retention Bonus Payment”), you must (i) remain employed by the Company on a full-time basis in good standing through the earlier of (x) December 31, 2021 or (y) the closing of a Change in Control (as defined in Section 10(b) below) (such applicable date being the “Second Retention Date”); and (ii) execute, return and allow to become effective the Updated Release attached hereto as Exhibit B (the “Updated Release”) within seven (7) days following the Second Retention Date. The Second Retention Bonus Payment, if earned, will be paid within seven (7) days following the Second Retention Date. Each earned Retention Bonus Payment under this Section 3(c) will be paid subject to applicable payroll withholdings and deductions.

d.Expense Reimbursement. The Company shall reimburse you for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to you are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
4.Benefits. You continue to be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during your employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter or terminate any benefit plan in its sole discretion.
5.Options. You were previously granted one or more options to purchase shares of the Parent’s common stock as set forth on Exhibit C hereto (collectively the “Existing Options”).  The Existing Options remain subject to the terms and conditions of the applicable plan pursuant to which such option(s) was granted (the Millendo Therapeutics, Inc. 2012 Stock Plan, as amended (the “Original Millendo Plan”), the OvaScience, Inc. (now known as Millendo Therapeutics, Inc.) 2012 Stock Incentive Plan, as amended (the “New Millendo Plan”) or the Millendo Therapeutics, Inc. 2019 Equity Incentive Plan, as amended (the “2019 Equity Incentive Plan”, and together with the Original Millendo Plan and the New Millendo Plan, the “Stock Plans”), and the applicable option agreement(s) between you and the Company entered into pursuant to the applicable Stock Plan, and any applicable early exercise rights granted to you by the Company on March 4, 2016. You understand, acknowledge and agree that, as of the date hereof, you do not hold any stock options or other incentive equity awards of the Parent, other than as set forth on Exhibit C, and that the Existing Options shall only be subject to accelerated vesting in the event of a change in control of or similar transaction involving Parent as set forth on Exhibit C hereto or as expressly provided in the applicable Stock Plan, option agreement or granting resolutions.
6.Company Policies. As a Company employee, you shall continue to abide by all Company policies and procedures and all applicable policies and procedures of Parent as they may be interpreted, adopted, revised or deleted from time to time in the Company’s and Parent’s sole discretion.
7.Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement. As a condition of continued employment and the increased benefits provided herein, you must continue to comply with the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “CIIA”) which prohibits unauthorized use or disclosure of the Company’s and the Parent’s and their affiliates’ respective proprietary information, and prohibits certain solicitations and competitive activities, among other obligations, that you previously signed effective as of January 1, 2019. The CIIA contains provisions that are intended by the parties to survive and do survive termination of this Agreement.
8.At-Will Employment. Your employment relationship with the Company continues to be at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice, subject to Sections 9, 10 and 11. Your employment at-will status can only be modified in a written agreement signed by you and the Board.

9.Termination Without Cause or for Good Reason Absent a Change in Control.
a.If the Company terminates your employment, at any time except during the Change in Control Period (as defined below), without “Cause” (as defined below) or you resign for “Good Reason” (as defined below) then you shall be entitled to receive the Accrued Obligations (defined below). Subject to your full compliance with this Section and Section 9(b) and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), if you timely execute a Separation Agreement that includes a general release of claims in favor of the Company and the Parent, in the form presented by the Company (the “Release”), and allow it to become effective in accordance with Section 9(b) (the date that the Release becomes effective and may no longer be revoked by you is referred to as the “Release Effective Date”), then the Company will provide you with the following “Severance Benefits:”
i.If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination, then the Company shall pay 100% of the COBRA premiums necessary to continue your and your covered dependents’ health insurance coverage in effect for yourself (and your covered dependents) on the termination date until the earliest of: (i) twelve (12) months following the termination date; (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.
ii.The Company will also provide you with twelve (12) months of professional services outplacement assistance with an outplacement vendor. Payments for such services will be made directly to the outplacement vendor. If you choose not to use such outplacement services, no compensation will be paid to you in lieu thereof.
b.    You shall not receive the Severance Benefits (pursuant to Section 9(a)) or Change in Control Severance Benefits (pursuant to and as defined in Section 10(a)) unless you execute the Release within the consideration period specified therein, which shall in no event be more than 60 days following your Separation from Service, and until the Release becomes effective and can no longer be revoked by you under its terms. Your ability to receive the Severance Benefits or Change in Control Severance Benefits is further conditioned upon you: returning all Company property and any Parent property; complying with your post-termination obligations under this letter and the CIIA; and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein. For the avoidance of doubt, you will only be eligible to receive, at most, either the Severance Benefits or the Change in Control Severance Benefits, but under no circumstance will you be eligible to receive both Severance Benefits and Change in Control Severance Benefits.
c.    The Severance Benefits (provided to you pursuant to Section 9(a)) or Change in Control Severance Benefits (provided to you pursuant to Section 10(a)) are in lieu of, and not in addition to, any benefits to which you may otherwise be entitled under any Company and any Parent severance plan, policy or program.
d.    The damages caused by your termination of employment without Cause would be difficult to ascertain; therefore, the Severance Benefits or Change in Control Severance Benefits for which you are eligible in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
e.    “Cause” shall mean the Company (or its designee) has determined in its sole discretion that you have engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any applicable Parent policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Company or, if applicable, Parent; (vi) negligence or incompetence in the performance of your duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

f.    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without your consent: (i) a material reduction in your Base Salary of at least 10%; (ii) a material reduction in your duties, authority and responsibilities relative to your duties, authority, and responsibilities in effect immediately prior to such reduction; or (iii) the relocation of your principal place of employment, without your consent, in a manner that lengthens your one-way commute distance by fifty (50) or more miles from your then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by you shall only be deemed for Good Reason pursuant to this definition if: (1) you give the Company written notice of your intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that you believe constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from you, already informed you that your employment with the Company is being terminated and (4) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.
g.    For purposes of this Agreement, “Accrued Obligations” are (i) your accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by you payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to you under any qualified retirement plan or health and welfare benefit plan in which you were a participant in accordance with applicable law and the provisions of such plan.
10.Termination Without Cause or for Good Reason Coincident with a Change in Control.
a.    If you experience a “Termination Event,” which shall mean that your employment by the Company is terminated by the Company or any successor entity without Cause (not including termination by virtue of death or Disability (as defined below)) or by you for Good Reason in either case within twelve (12) months following or three (3) months prior to the effective date of a “Change in Control” (as defined in Section 10(b) below) (such time period referred to herein as the “Change in Control Period”), provided that such Termination Event constitutes a Separation from Service, then in addition to providing you with the Accrued Obligations and subject to your compliance with Sections 9(a) and 9(b), the Company will provide you with the following “Change in Control Severance Benefits:”
i.If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination, then the Company shall pay 100% of the COBRA premiums necessary to continue your and your covered dependents’ health insurance coverage in effect for yourself (and your covered dependents) on the termination date until the earliest of: (i) twelve (12) months following the termination date; (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company;
ii.The Company will also provide you with twelve (12) months of professional services outplacement assistance with an outplacement vendor. Payments for such services will be made directly to the outplacement vendor. If you choose not to use such outplacement services, no compensation will be paid to you in lieu thereof.
iii.Notwithstanding anything to the contrary set forth in any applicable equity incentive plans or award agreements, and provided the applicable stock option or other equity award is assumed or continued by the successor or acquiror entity in such Change in Control or such stock option or other equity award is substituted for a similar award of the successor or acquiror entity, then effective as of the later of the effective date of the Change in Control or the date of the Termination Event, the vesting and exercisability of (i) the Existing Options subject to acceleration of vesting upon a Change in Control, as stated on Exhibit C, and (ii) all equity awards granted after the date of this Agreement that are subject to a time-based vesting schedule, shall accelerate such that all such shares become immediately vested and exercisable by you. The applicable Existing Options and all applicable equity awards granted after the date of this Agreement shall remain outstanding following the Termination Event if and to the extent necessary to give effect to this Section 10(a)(iii), subject to the original maximum term of the award (without regard to your termination).

b.    “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Parent representing 50% or more of the total voting power represented by the Parent’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Parent of all or substantially all of the Parent’s assets; or (iii) the consummation of a merger or consolidation of the Parent with any other corporation, other than a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Parent or such surviving entity or its parent outstanding immediately after such merger or consolidation.
11.Other Terminations.
a.    For all other types of terminations, including a resignation by you not for Good Reason, a termination for Cause, or a termination on account of your death or Disability, you will not be eligible to receive the Severance Benefits or Change in Control Severance Benefits and the Company will be required only to provide the Accrued Obligations.
b.    Anything in this letter to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then your employment shall terminate as of the day the Company determines to cease operations. In the event your employment is terminated pursuant to this Section 11(b), you will not receive the Severance Benefits, the Change in Control Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide the Accrued Obligations.
c.    For purposes of this Agreement, termination by the Company based on “Disability” shall mean termination because you are unable due to a physical or mental condition to perform the essential functions of your position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.
12.Section 409A.
a.    Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until you have a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.
b.    It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.
13.Section 280G; Limitations on Payment.
a.    If any payment or benefit you will or may receive from the Company or otherwise under Section 10 of this Agreement (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
b.    Notwithstanding any provision of Section 13(a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
c.    Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 13. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.
d.    If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 13(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 13(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 13(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
14.Obligations to Prior Employers. In your work for the Company and in the context of providing services to the Parent, you will continue to be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or the Parent. You agree that you will not bring onto Company or Parent premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties under this Agreement. You also agree to honor all obligations to former employers during your employment with the Company and in the context of providing services to the Parent.
15.Outside Activities during Employment. Except with the prior written consent of the Board, including consent given to you prior to the signing of this Agreement, you will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with your responsibilities and the performance of your duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as you may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with your duties; and (iii) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude you (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.
16.Complete Agreement. This letter, together with your CIIA and all policies and procedures of the Company and, as applicable, the Parent, forms the complete and exclusive statement of your continued employment agreement with the

Company. It supersedes any other representations or promises made to you by anyone, whether oral or written, including the Prior Agreement. You and the Company and/or the Parent may have entered into agreements relating to your equity in the Parent, which are not affected by this Agreement unless otherwise stated herein. If you and the Company have entered into a prior agreement relating to proprietary information and inventions assignment, that agreement shall be superseded prospectively only. No term or provision of this Agreement may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.
17.Successors and Assigns.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  The Company may assign this Agreement and its rights and obligations hereunder in whole or in part, to the Parent and to any company or other entity (including an affiliated entity) with or into which the Company may hereafter merge or consolidate, or who becomes a successor, or to which the Company may transfer all or substantially all of its assets, and, in consideration of your employment or continued employment hereunder, you hereby consent to any such assignment.  You may not assign or transfer this Agreement or any rights or obligations hereunder, other than to your estate upon your death.
18.Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of your employment with the Company or out of this Agreement, or your termination of employment or termination of this Agreement, may not be in the best interests of either you or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or your employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules; provided, however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be in the Ann Arbor/Detroit, Michigan area. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided, however, that at your option, you may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between you and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury. In addition, all claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
Please sign and date this letter, and return them to me by January 27, 2021 if you wish to accept continued employment at the Company under the terms described above.

We thank you for your service to date and look forward to the opportunity to continue working with you.
Sincerely,

/s/ Julia Owens
Name: Julia Owens
Title: President and Chief Executive Officer

Agreed and Accepted:

/s/ Jennifer L. Minai-Azary
Jennifer L. Minai-Azary
Date: January 27, 2021